UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-2109021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Owens Corning Parkway Toledo, OH	43659
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Warrants Series B Warrants	New York Stock Exchange, Inc. New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
☒	☐

Securities Act registration statement file number to which this form relates:                          (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Pursuant to warrant agreements dated as of October 31, 2006, Owens Corning, a Delaware corporation (the “Company”), issued 17,502,848 Series A Warrants (“Series A Warrants”) and 7,836,992 Series B Warrants (“Series B Warrants,” and together with the Series A Warrants, the “Warrants”). The Series A Warrants are exercisable for 17,502,848 shares of the common stock of the Company at an exercise price of $43.00 per share. The Series B Warrants are exercisable for 7,836,992 shares of the common stock of the Company at an exercise price of $45.25 per share.

The Warrants may be exercised at any time and will expire on October 31, 2013. The Warrants are exercisable, at the option of each holder, upon the surrender of the Warrants and the duly executed form of election to purchase to the warrant agent and the payment of the exercise price. The exercise prices are subject to appropriate adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting the Company’s common stock. If certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of the Company’s assets or reclassification of the Company’s common stock, the holders of the Warrants will be entitled to receive thereafter in lieu of common stock, the consideration (if different from common stock), that the holders of the Company’s common stock received due to such “fundamental transaction.”

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Owens Corning’s current report on Form 8-K (File No. 1-33100), filed November 2, 2006).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Owens Corning’s current report on Form 8-K (File No. 1-33100), filed November 2, 2006).

4.1	Series A Warrant Agreement, dated as of October 31, 2006, between Owens Corning and American Stock Transfer & Trust Company, as Warrant Agent (incorporated by reference to Exhibit 10.3 to Owens Corning’s Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-136363), filed December 8, 2006).

4.2	Series B Warrant Agreement, dated as of October 31, 2006, between Owens Corning and American Stock Transfer & Trust Company, as Warrant Agent (incorporated by reference to Exhibit 10.4 to Owens Corning’s Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-136363), filed December 8, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OWENS CORNING

Date: December 4, 2007	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary